EUROPEAN INVESTORS INCORPORATED & AFFILIATES

                           EII REALTY SECURITIES, INC.

                                 CODE OF ETHICS

                                  JULY 27, 2007

                  I. STATEMENT OF GENERAL POLICY

                  This Code of Ethics ("Code") has been adopted by European Investors Incorporated and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

                  This Code establishes rules of conduct for all employees of European Investors Incorporated and its subsidiaries ("EH" or the "Firm"), and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that EII and its employees owe a fiduciary duty to clients when conducting their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

                  The Code is designed to ensure that the high ethical standards long maintained by EII continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

                  Pursuant to Section 206 of the Advisers Act, both EII and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

                  EII and its employees are subject to the following specific fiduciary obligations when dealing with clients:

                  o The duty to have a reasonable, independent basis for the investment advice provided;

                  o The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;

                  o The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and

                  o        A duty to be loyal to clients.


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                  In meeting its fiduciary responsibilities to its clients, EII expects every employee to demonstrate the highest standards of ethical conduct in order to continue their employment. Strict compliance with the provisions of the Code shall be considered a basic condition of employment or continued employment with the Firm. Ell's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Michael Meagher, the Chief Compliance Officer, or Kathleen Heineken regarding any questions about the Code or the application of the Code to their individual circumstances. Employees must also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with EII.

                  The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for our employees in how they should be conducting themselves. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Michael Meagher or Kathleen Heineken (the "Compliance Team" or "Team"). Either party may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

                  The Compliance Team will periodically report to senior management/board of directors of EII to document compliance with this Code.

                  II. SCOPE OF THE CODE

                  A. PERSONS COVERED BY THE CODE

                  For the purposes of this Code, all employees of EII and its subsidiaries (regardless of full time or part time employment) are classified as "supervised persons." Certain provisions of this Code also apply to the "Family Members" of supervised persons and anyone deemed to have beneficial interest. The Compliance Team may designate additional persons as supervised persons subject to the Code from time to time as appropriate, such as independent contractors or consultants.

                  "Supervised persons" include any employee who (1) has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or (2) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

                  "Family Members" are defined to include a supervised person's spouse, minor children, and relatives by blood or marriage living in the person's household. They also include any account in which he or she has a direct or indirect beneficial interest (such as a trust).

                  For purposes of this Code, you are presumed to have a "beneficial interest" in securities or accounts held by your spouse, minor children, and family members sharing your household (including adult child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or in-laws).

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                  B. SECURITIES COVERED BY THE CODE

                  The term "covered security" as used in this Code means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act. The term "covered security" is very broad and includes items such as: (1) options on securities, on indexes, and on currencies; (2) all kinds of limited partnerships; and (3) private investment funds, hedge funds, and investment clubs.

                  The term "covered security" does NOT include: (1) direct obligations of the U.S. government; (2) bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) snares issued by money market funds; (4) shares of open-end mutual funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

                  The Code governs any "covered security" in which you, as a supervised person, have any direct or indirect beneficial interest, including interests in a trust, partnership, or retirement plan.

                  III. STANDARDS OF BUSINESS CONDUCT

                  EII places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

                  Section 204 A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all EII employees. These procedures cover transactions in a covered security in which a supervised person has a beneficial interest in, or accounts over which the supervised person exercises control as well as transactions by members of the supervised person's immediate family.

                  A.       COMPLIANCE WITH LAWS AND REGULATIONS

                  EII requires all employees to comply with all applicable federal securities laws. No supervised person is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by an EII client:

                  1) To defraud the client in any manner;

                  2) To mislead the client, including by making a statement that omits material facts;

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                  3) To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

                  4) To engage in any manipulative practice with respect to the client; or

                  5) To engage in any manipulative practice with respect to securities, including price manipulation.

                  B.       CONFLICTS OF INTEREST

                  As a fiduciary, EII has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. There are many types of potential conflicts of interest. For example, a conflict of interest occurs when the personal interest of an employee interferes (or could potentially interfere) with the employee's responsibilities to the Firm and their clients. EII strives to identify and avoid conflicts of interest with clients and to fully disclose all materials facts concerning any conflict that does arise with respect to any client. All employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety.

                  1) CONFLICTS AMONG CLIENT INTERESTS: All supervised persons are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

                  2) CONFLICTS WITH CLIENT TRADES: All supervised persons are prohibited from using knowledge about impending or currently considered securities transaction for clients to profit personally (directly or indirectly) as a result of such transaction, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

                  3) DISCLOSURE OF PERSONAL INTEREST: All supervised persons are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Compliance Team. If they deem the disclosed interest to present a material conflict they will approve and sign off on any decision-making process regarding the securities of that issuer. This provision applies, in addition, to Ell's quarterly and annual personal securities reporting requirements.

                  (4) REFERRALS/BROKERAGE: All supervised persons are required to act in the best interests of the Firm's clients regarding execution and other costs paid by clients for brokerage services. Additionally, they must strictly adhere to Ell's policies and procedures regarding brokerage (including best execution, soft dollars, and directed brokerage).

                  (5) VENDOR AND SUPPLIERS: All supervised persons shall disclose to either Michael Meagher or Kathleen Heineken any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. Those persons with any such an interest shall inform either party, each of which have the discretion to prohibit the employee from negotiating or making decisions regarding EIFs business with companies.

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                  6) NO TRANSACTION WITH CLIENT: No supervised person shall
knowingly sell to, or purchase from, a client any security or other property, except for the purchasing of securities issued by a publicly traded client, subject to the personal trading procedures described below in Section D.

                  C.       INSIDER TRADING

                  All supervised persons are prohibited from any trading, either personally or on behalf of others, while in possession of material, nonpublic information. Additionally, they are prohibited from communicating material nonpublic information to others in violation of the law. All employees who come into contact with material nonpublic information are subject to EII prohibitions on insider trading and any potential sanctions. In the event that this occurs, the employee is obligated to inform the Compliance Team, and is of course prohibited from acting on this information in any manner. Penalties for violating the Firm's insider trading policies and procedures may include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

                  D.       PERSONAL SECURITIES TRANSACTIONS

                  All EII employees and their family members are required to strictly adhere to the Firm's policies and procedures regarding personal securities transactions.

                  1) PRE-CLEARANCE REQUIREMENT: All supervised persons must obtain prior written approval from the Compliance Team before purchasing, selling or transferring any security or exercising any option, regardless of the number of shares to be traded. In the event that an account is registered under the name of a family member, that individual must obtain written approval through the related employee for any transactions in excess of 2000 shares. As discussed in Page 10, Part A, certain personal securities transactions are exempt from these pre- clearance requirements.

                  2) LIMITED OR PRIVATE OFFERINGS -- PRE-CLEARANCE: Prior approval by a member of the Compliance Team is required before acquiring securities in a limited offering (e.g., private placement). The Team shall consider, among other factors in approving such an investment, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered by virtue of your position with EII.

                  3) INITIAL PUBLIC OFFERINGS - PROHIBITION: All supervised persons are generally prohibited from acquiring any securities in an initial public offering. Any exceptions to this general prohibition are subject to pre-clearance and appropriate documentation by the Compliance Team.

                  4) BLACKOUT PERIODS: All supervised persons are prohibited from executing a securities transaction on a day during which any client has a pending "buy" or "sell" order in the same (or a related) security until that order is executed or withdrawn. Additionally, they are prohibited from buying or selling a security within 1 calendar day before and after a client trades in that security. Exemptions from the blackout period are permitted as set out in Page 10, Part A.

                  5) SHORT-TERM TRADING: All supervised persons are restricted from short-term trading any security that is held in a client account. For purposes

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of this Code, short-term trading is defined as selling a security within 30 days of purchase or purchasing a security within 30 days of sale. Any profits realized on prohibited short-term trades will be required to be disgorged.

                  E. GIFTS AND ENTERTAINMENT

                  Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. EII has adopted the policies set forth below to guide supervised persons in this area.

                  GENERAL POLICY

                  Ell's policy with respect to gifts and entertainment is as follows:

               o Supervised persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions, or that others might reasonably believe would influence those decisions;

               o Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

               o Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

                  REPORTING REQUIREMENTS

                  Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with, or on behalf of EII, including gifts and gratuities with value in excess of $200 per year must obtain consent from the Compliance Team before accepting such gift.

                  This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the employee is accompanied by the person or representative of the entity that does business with the Firm.

                  This gift reporting requirement is for the purpose of helping EII monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Compliance Team. The offer or acceptance of such gifts must be reported to the Compliance Team via e-mail noting the individual or organization in question, the nature of the gift or offering and if possible, an estimated value of said gift.

                  F. CONFIDENTIALITY

                  Information concerning the identity of security holdings and financial circumstances of clients is confidential. In the course of investment advisory activities of EII, the Firm gains access to non-public information about its clients. Such information may include a person's status as a client,

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personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by EII to clients, and data or analyses derived from such non-public personal information (collectively referred to as "Confidential Client Information"). All Confidential Client Information, whether relating to Ell's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of maintaining full client confidentiality.

                  NON-DISCLOSURE OF CONFIDENTIAL CLIENT INFORMATION

                  All information regarding Ell's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. EII does not share Confidential Client Information with any third parties, except in the following circumstances:

               o As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. EII will require that any financial intermediary, agent or other service provider (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by the Firm only for the performance of the specific service requested;

               o As required by regulatory authorities or law enforcement officials who have jurisdiction over EII, or as otherwise required by any applicable law. In the event that the Firm is compelled to disclose Confidential Client Information, they shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, EII shall disclose only such information, and only in such detail, as is legally required;

               o To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

                  EMPLOYEE RESPONSIBILITIES

                  All supervised persons are prohibited, either during or after the termination of their employment with EII, from disclosing any Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Firm's services to the client.

                  Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment, must return all such documents to EII. At no time should any Confidential Client Information be removed from the confines of an EII office or affiliates.

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                  Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

                  SECURITY OF CONFIDENTIAL PERSONAL INFORMATION

                  EII enforces the following policies and procedures to protect the security of Confidential Client Information:

               o The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide services to clients;

               o Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

               o All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

               o Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

                  PRIVACY POLICY

                  As a registered investment adviser, EII and all supervised persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P EII has adopted policies and procedures to safeguard the information of natural person clients.

                  ENFORCEMENT AND REVIEW OF CONFIDENTIALITY AND PRIVACY POLICIES

                  The Compliance Team is responsible for reviewing, maintaining and enforcing Ell's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of either member of the Team.

                  G. MARKETING AND PROMOTIONAL ACTIVITIES

                  All supervised persons must be knowledgeable, correct and truthful when composing any and all marketing or advertising information. Any oral or written statement made, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate,

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balanced and not misleading in any way. All material must go through a review process requiring pre approval before it can be used as a marketing or promotional piece. All requests for review should be forwarded, by email, to Kirsten McElroy, for U.S marketing, and Robert Lange, for International marketing. In addition, either member of the E.I.I. Compliance Team may approve such materials as required. Only after their approval is given may the material be used for marketing and promotional purposes. Additionally, all presentation booklets must be saved in the EII shared drive for record keeping and retention purposes.

                  IV. COMPLIANCE PROCEDURES

                  A. PRE-CLEARANCE PROCEDURES

                  All supervised persons and their Family Members are prohibited from engaging in any transaction in a covered security in which they or their family member has any beneficial ownership unless written pre-clearance, in advance of the transaction, is obtained from Michael Meagher or Kathleen Heineken. To obtain pre-clearance all supervised persons must direct a request by e-mail to the Compliance Team, indicating the details of the proposed trade, including security name, type of transaction, number of shares or dollar amount of the proposed transaction. If an employee is traveling and access to a computer is not available, a faxed request form or telephone call indicating the above information is permissible. Unless the security is currently subject to a Blackout Period, or the proposed transaction potentially conflicts with another provision of the Code the request will be promptly approved by return e-mail. Approvals are only for the day in which approval is granted. If the proposed transaction has not been acted upon within these time frames, a new request for approval must be submitted. A hard copy of the request and approval will be placed in the employee's compliance file. Pre-clearance is NOT REQUIRED for the following types of transactions:

               o Purchases or sales pursuant to an automatic investment plan (including a dividend reinvestment plan);

               o Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

               o Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

               o    Open end investment company shares (i.e. Mutual Funds);

               o    Unit investment trusts; Offshore Mutual Funds

               o Exchange traded funds that are based on a broad-based securities index;

               o Futures and options on currencies or an a broad-based securities index;

               o Assignment of options or exercise of an option at expiration.

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                  B.       REPORTING REQUIREMENTS

                  1) HOLDINGS REPORT: All supervised persons are required to submit to the Compliance Team a holdings report that includes: (1) information regarding all holdings in covered securities in which they or their Family Members has a beneficial interest; and (2) the name of any broker or bank with which they or their Family Members has an account containing any securities (not just covered securities) in which there is a beneficial interest. New employees should submit these reports within 10 days of employment with EII, and thereafter on an annual basis. Reports should be current as of a date not more than 45 days before the report is due. Michael Meagher or Kathleen Heineken will provide you with Initial and Annual Holdings report forms as appropriate.

                  2) QUARTERLY TRANSACTION REPORTS: All supervised persons are required to submit to the Compliance Team quarterly transaction reports that cover all transactions in covered securities in which they or their Family Members has a beneficial interest no later than 30 days after the end of each calendar quarter. Certain types of transactions, listed below, are not required to be included in these reports. Additionally, any account opened during the quarter containing securities held for their direct or indirect benefit (or the direct or indirect benefit of Family Members) must be disclosed to the Team.

                  3) The following reporting exemptions apply:

                    o Any report with respect to securities held in accounts over which the employee and/or their Family Members have no direct or indirect influence or control;

                    o Any transaction report with respect to transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans); and

                    o Any transaction report that would duplicate information contained in broker trade confirmations or account statements that EII holds in its records so long as the Compliance Team receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

                  4) If we have not received your broker trade confirmations or statements within 30 days after quarter end, you will be required to provide the compliance team with a signed Quarterly Transaction Report, noting your holdings as of quarter end.

                  C.       DUPLICATE BROKERAGE CONFIRMATIONS AND STATEMENTS

                  All supervised persons and their Family Members must direct their brokers to provide to Michael Meagher or Kathleen Heineken, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. These brokerage confirmations and account statements may be used in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in the confirmations and statements.

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                  D.       MONITORING AND REVIEW OF PERSONAL SECURITIES
                           TRANSACTIONS

                  The Compliance Team will monitor and review all reports required under the Code for compliance with Ell's policies regarding personal securities transactions and applicable SEC rules and regulations. Either member of the Team may also initiate inquiries of supervised persons regarding personal securities trading. All persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Firm. Any transactions for any accounts of Michael Meagher or Kathleen Heineken will be reviewed and approved by the President or other designated supervisory person. The Compliance Team shall, at least annually, identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

                  E.       CERTIFICATION OF COMPLIANCE

                  1) INITIAL CERTIFICATION: All supervised persons will be provided with a copy of the Code and must initially certify, in writing, to Michael Meagher or Kathleen Heineken, that they have: (a) received a copy of the Code; (b) read and understood all provisions of the Code; (c) agreed to comply with the terms of the Code; and (d) reported all account holdings as required by the Code.

                  2) ACKNOWLEDGEMENT OF AMENDMENTS: All supervised persons shall receive any amendments to the Code and must certify to the Compliance Team, in writing, that they have: (a) received a copy of the amendment; (b) read and understood the amendment; (c) and agreed to abide by the Code as amended.

                  3) ANNUAL CERTIFICATION: All supervised persons must annually certify in writing to the Team that they have: (a) read and understood all provisions of the code; (b) complied with all requirements of the Code; and (c) submitted all holdings and transaction reports as required by the Code.

                  V. RECORDKEEPING

                  EII maintains the following records related to the Code in a readily accessible place:

                  1) A copy of each Code that has been in effect at any time during the past five years;

                  2) A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

                  3) A record of compliance certifications for each person who is currently, or within the past five years was, an employee;

                  4) Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

                  5) A list of the names of persons who are currently, or within the past five years were employees;

                  6) A record of any decision and supporting reasons for approving the acquisition of securities by employees in a limited offering;

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                  7) A record of any decision and supporting reasons for
granting any employee a waiver from or exception to the Code.

                  VI. FORM ADV DISCLOSURE

                  Michael Meagher or Kathleen Heineken shall be responsible for providing an updated copy of the Code to any client or prospective client upon request. They shall also ensure that EIPs Form ADV includes an updated description of the Code.

                  VII. ADMINISTRATION AND ENFORCEMENT OF THE CODE

                  A.       TRAINING AND EDUCATION

                  The Compliance Team shall be responsible for training and educating employees regarding the Code. Such training shall be mandatory for all employees and shall occur as determined necessary by the Team and at least annually.

                  B.       ANNUAL REVIEW

                  The Compliance Team shall also review the adequacy of the Code and the effectiveness of its implementation as deemed appropriate and at least annually.

                  C.       REPORT TO SENIOR MANAGEMENT

                  Michael Meagher or Kathleen Heineken shall make an annual report to senior management regarding the annual review of the Code. Such report shall include a full discussion of any material violations of the Code.

                  D.       REPORTING VIOLATIONS

                  All supervised persons are required to report actual or suspected violations of the firm's Code of Ethics promptly to the Compliance Team, or in the case of a violation by the Team, to senior management.

                  1) CONFIDENTIALITY: Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

                  2) TYPES OF REPORTING: All supervised persons are obligated to report any: (a) noncompliance with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the firm's business; (c) material misstatements in regulatory filings, internal books and records, clients records or reports; (d) activity that is harmful to clients; and (e) material deviations from required controls and procedures that safeguard clients and the firm.

                  3) GUIDANCE: All supervised persons are encouraged to seek guidance from the Compliance Team with respect to any action or transaction that may violate the Code and to refrain from any action or transaction with might lead to the appearance of a violation.

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                  E.       SANCTIONS

                  A violation of the Code may result in disciplinary action. Michael Meagher or Kathleen Heineken will be charged with reporting violations of the Code to the firm's management and awaiting a written response for our records as to how the proposed violation will be handled. Such disciplinary action may include but not be limited to a written warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

                  F.       FURTHER INFORMATION REGARDING THE CODE

                  Employees should contact the Compliance Team to obtain any additional information about compliance and ethics issues.



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